Exhibit 10.2

AGREEMENT FOR PURCHASE AND SALE

OF

2280 Faraday Avenue

San Diego, CA 92008

June 28, 2005

i

ii

AGREEMENT FOR PURCHASE AND SALE

OF

2280 FARADAY AVENUE, CARLSBAD, CA

THIS AGREEMENT FOR PURCHASE AND SALE is made and entered into as of June 28, 2005 (the “Effective Date”) by and between ISIS PHARMACEUTICALS, INC., a Delaware corporation (“Seller”), and ELECTRO SURFACE TECHNOLOGY, INC., a California corporation (“Buyer”).

RECITALS

A.            Seller owns certain improved real property situated at 2280 Faraday Avenue, Carlsbad, CA 92008, together with associated tangible and intangible personal property.

B.            Buyer desires to purchase from Seller and Seller desires to sell to Buyer, subject to the terms and conditions contained in this Agreement, the foregoing real property and any and all associated tangible and intangible personal property owned by Seller.

AGREEMENT

NOW, THEREFORE, Buyer and Seller do hereby agree as follows:

ARTICLE I

BASIC DEFINITIONS

Closing Date.  Unless otherwise agreed upon in writing by the Parties, the term “Closing Date” shall mean the 90th day following the Effective Date (i.e September 26, 2005), or any earlier date approved in writing by Buyer and Seller for the close of escrow with respect to the purchase and sale of the Property.

Contract Period.  The term “Contract Period” shall mean the period from the date of this Agreement through and including the Closing Date.

Disclosure Statement.  The term “Disclosure Statement” shall mean the statement set forth as Exhibit A to this Agreement.

Inspection Period.  The term “Inspection Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m. California time on the 45th day following the Effective Date (i.e. August 12, 2005), except that solely with respect to the condition set forth in clause (iii) of Section 3.1(a), the Inspection Period will end at 5:00 p.m. California time on September 1, 2005.  Notwithstanding the foregoing, if prior to September 1, 2005 (I) the appraisal in connection with Buyer’s SBA loan has been completed; (II) the result of such appraisal is an amount sufficient to fund Buyer’s SBA loan as contemplated by clause (iii) of Section 3.1(a); (III) Buyer’s lenders’ inform Seller that the lenders’ are prepared to fund the SBA loan prior to the Closing Date, but subject to final loan committee approval; and (IV) one or both of such loan committees have not met, but are scheduled to meet to approve Buyer’s SBA loan on a date between September 1, 2005 and September 16, 2005, then with respect to the condition set forth in clause (iii) of Section 3.1(a), the Inspection Period will end at 12:00 p.m. California time on the first business day following the date such loan committees are scheduled to meet to approve Buyer’s SBA loan.

Intangible Property.  The term “Intangible Property” shall mean Seller’s rights and interests in: (a) any and all transferable or assignable permits, building plans and specifications, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties and guarantees, trade names, service marks, engineering, soils, pest control and other reports relating to the Property, tenant lists, and advertising materials identified with the Property; (b) maintenance, service and other operating contracts, equipment leases and other arrangements or agreements to which Seller is a party affecting the ownership, repair, maintenance, management, leasing or operation of the Property; and (c) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Property.

Leases.  The term “Leases” shall mean all leases, rental agreements or other agreements (including all amendments or modifications thereto) which entitle any person to the occupancy or use of any portion of the Property.

Personal Property.  The term “Personal Property” shall mean all furniture, furnishings, trade fixtures, building systems and equipment (including, without limitation, HVAC, back-up generators, security and life safety systems) and other tangible personal property owned by Seller that is located at and used in connection with the operation of the Real Property.

Property.  The term “Property” shall mean the Real Property, Seller’s interest in the Leases, the Personal Property and the Intangible Property.

Real Property.  The term “Real Property” shall mean that certain real property (including, without limitation, any and all other improvements thereon) situated at 2280 Faraday Avenue, Carlsbad, CA 92008.  The land component of the Real Property is legally described in Exhibit B attached to this Agreement.

Title Company.  The term “Title Company” shall mean First American Title Insurance Company, 411 Ivy Street, San Diego, CA 92101.

ARTICLE II

PURCHASE AND SALE

Section 2.1            Purchase and Sale.  Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property upon all of the terms, covenants and conditions set forth in this Agreement.

Section 2.2            Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be the sum of $3,200,000.00.  The entire amount of the Purchase Price (less the

Deposit delivered pursuant to Article V below) shall be payable by Buyer to Seller in cash on the Closing Date through the escrow described in Section 6.1 below.

Section 2.3            Buyer’s Review and Seller’s Disclaimer.

(a)           Subject to the provisions of subsection 2.3(c) below, during the Inspection Period Buyer shall be permitted to make a complete review and inspection of the physical, legal, economic and environmental condition of the Property, including, without limitation, any leases and contracts affecting the Real Property, books and records maintained by Seller or its agents relating to the Property, boundary and other survey-related issues relating to the Real Property, pest control matters, soil condition, asbestos, PCB, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, plans and specifications, structural, life safety, HVAC and other building system and engineering characteristics, traffic patterns and all other information pertaining to the Property.  Without representation or warranty, Seller shall cooperate in Buyer’s review and provide Buyer with the opportunity to review leases, financial reports, survey and other third party inspection reports and similar non-proprietary or non-confidential materials in Seller’s possession relating to the Property.  Buyer acknowledges (i) that Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property, and (ii) that Buyer is not relying upon any representations and warranties, other than those specifically set forth in Section 4.1 below, made by Seller or anyone acting or claiming to act on Seller’s behalf concerning the Property.  Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors.  Buyer specifically undertakes and assumes all risks associated with the matters disclosed by Seller on the Disclosure Statement.  Subject to the provisions of Section 4.1 of this Agreement, Buyer shall purchase the Property in its “as is” condition on the Closing Date and assumes the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by its investigation.  Furthermore, at Seller’s expense, Seller will engage Kleinfelder Inc, or such other environmental consulting firm as reasonably approved by Buyer, to analyze a single core sample taken from the sump area located on the Property using the analytical methods listed on Schedule 2.3(a) attached hereto, with the results of such analysis to be provided electronically (the “Core Test”).  Seller will provide the results of such Core Test to Buyer on or before 5:00 p.m. on the 25th day following the Effective Date.

(b)           Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth in Section 4.1 below, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et. seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters.  For the foregoing purposes, Buyer hereby specifically waives the provisions of Section 1542 of the California Civil Code and any similar law of any other state, territory or jurisdiction.  Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

Buyer

By proceeding with the close of escrow, Buyer shall be deemed for all purposes to have remade as of the Closing Date, all of the statements set forth in this Section 2.3(b).

(c)           Buyer’s exercise of the rights of review and inspection set forth in subsection (a) shall be subject to the following limitations: (i) any entry onto the Real Property by Buyer, its agents or representatives, shall be during normal business hours, following reasonable prior notice to Seller and delivery to Seller of satisfactory evidence of Buyer’s general liability insurance (in the amount of at least $1,000,000 per occurrence, $3,000,000 aggregate, and with Seller named as an additional insured), and, at Seller’s discretion, accompanied by a representative of Seller; (ii) Buyer shall not conduct any drilling, test borings or other disturbance of the Real Property for review of soils, compaction, environmental, structural or other conditions without Seller’s prior written consent; (iii) Buyer shall exercise reasonable diligence not to disturb the use or occupancy of any occupant of the Property; and (iv) Buyer shall indemnify, defend and hold Seller harmless from all loss, cost, and expense resulting from any entry or inspections performed by Buyer, its agents or representatives.

Section 2.4            Permitted Title Exceptions.  During the Inspection Period, Seller with provide to Buyer from Title Company and Buyer will review a preliminary title report with respect to the Real Property, together with all documents and information pertaining to the exceptions to title listed in such report.  In addition, Buyer shall, at its expense, obtain during the Inspection Period any survey of the Real Property desired by Buyer or required by Title Company as a condition to the issuance of the Title Policy described in Section 3.1(a)(ii) below (the “Survey”).  Buyer may advise Seller in writing and in reasonable detail, not later than five (5) business days prior to the close of the Inspection Period, what exceptions to title, if any, listed in the then current preliminary report or disclosed on the Survey are not acceptable to Buyer (the “Title Objections”).  Buyer shall not, however, unreasonably express disapproval of any exceptions to title and, prior to notifying Seller of any Title Objections, shall endeavor in good faith to cause Title Company to modify and update the preliminary report to reflect requested corrections and revisions.  Seller shall have five (5) business days after receipt of Buyer’s Title Objections to give Buyer notice that (a) Seller will remove any Title Objections from title (or afford the Title Company necessary information or certifications to permit it to insure over such exceptions) or (b) Seller elects not to cause such exceptions to be removed.  Seller’s failure to provide notice to Buyer within such five (5) business day period as to any Title Objection shall be deemed an election by Seller not to remove the Title Objection.  If Seller so notifies or is deemed (pursuant o the previous sentence) to have notified Buyer that Seller shall not remove any or all of the Title Objections, Buyer shall have until the close of the Inspection Period to determine whether (i) to proceed with the purchase and take the Property subject to such exceptions or (ii) to terminate this Agreement, in which case the Deposit made by Buyer to Title Company will promptly be returned to Buyer in its entirety.  “Permitted Exceptions” shall include and refer to any and all exceptions to title, excepting solely Title Objections that have been timely identified by Buyer and that Seller has notified Buyer pursuant to this Section that Seller is willing to remove.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1            Conditions.

(a)           Notwithstanding anything in this Agreement to the contrary, Buyer’s obligation to purchase the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(i)            Buyer’s inspection and approval, within the Inspection Period, of all physical, environmental (including, but not limited to the Core Test), economic and legal matters relating to the Property, pursuant to Section 2.3 above;

(ii)           The willingness of Title Company to issue, upon the sole condition of the payment of its regularly scheduled premium, its American Land Title Association extended coverage Owner’s Policy of Title Insurance 1992 Form (the “Title Policy”), with such endorsements as may have been requested by Buyer and agreed to by Title Company during the Inspection Period, insuring Buyer in the amount of the Purchase Price that title to the Real Property is vested of record in Buyer on the Closing Date subject only to the printed conditions and exceptions of such policy and the Permitted Exceptions;

(iii)         Prior to the expiration of the Inspection Period, Buyer obtaining a commitment for an SBA loan for a sum equal to at least 90% of the Purchase Price; provided, however, from and after the expiry of the Inspection Period, the condition set forth in this clause (iii) will be null and void;

(iv)          Seller’s performance or tender of performance of all material obligations under this Agreement and the material truth and accuracy of Seller’s express representations and warranties.

(b)           Notwithstanding anything in this Agreement to the contrary, Seller’s obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent:

(i)            Buyer’s performance or tender of performance of all material obligations under this Agreement and the material truth and accuracy of Buyer’s express representations and warranties;

(ii)           The board of directors of Buyer will have approved the sale of the Property pursuant to the terms of this Agreement; provided, however that this condition (ii) will become null and void after the expiration of the Inspection Period; and

(iii)         The satisfaction of the conditions set forth in subparagraphs (a)(i) through (iii) above.

Section 3.2            Failure or Waiver of Conditions Precedent.  In the event any of the conditions set forth in Section 3.1 are not fulfilled or waived, the party benefited by such condition may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall be at an end.  Either party may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Section 3.1(a) and 3.1(b) above.  Notwithstanding any contrary provision of this Agreement, Buyer shall be deemed to have completed the inspection and approval described in Section 3.1(a)(i) above, and the condition set forth in that clause shall be deemed satisfied, unless Buyer delivers to Seller written notice of failure of such condition on or prior to the close of the Inspection Period.  In the event this Agreement is terminated as a result of the failure of any condition set forth in Section 3.1(a), Seller shall return the full amount of the Deposit to Buyer.  In any event, Buyer’s consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions.

ARTICLE IV

COVENANTS, WARRANTIES AND REPRESENTATIONS

Section 4.1            Seller’s Warranties and Representations.  Seller hereby makes the following representations and warranties to Buyer as of the date of this Agreement; provided that each of such representations and warranties shall be deemed to be modified by any contrary or qualifying information contained in any reports, schedules or other informational materials delivered or made available to Buyer pursuant to this Agreement or set forth on the Disclosure Statement:

(a)           Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of Seller necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of Seller have been taken;

(b)           To Seller’s knowledge, (i) the list of service and equipment contracts attached to this Agreement as
Exhibit D is a complete and accurate list of all of the service and equipment contracts presently in effect with respect to the Real Property, (ii) the copies of such contracts that have been (or will be) delivered or made available to Buyer are true, correct and complete, and (iii) each such contract is in full force and effect;

(c)           To Seller’s knowledge, Seller has received no written notice from any governmental authorities that (i) eminent domain proceedings for the condemnation of the Real Property are pending or (ii) that the Property or its operation violates in any way any applicable laws, ordinances, rules, regulations, judgments, orders, covenants, conditions or restrictions, whether federal, state, local, foreign or private, including without limitation the Americans with Disabilities Act and applicable environmental laws, rules and regulations, the violation of which would result in a material adverse change in the Property or its operation;

(d)           To Seller’s knowledge, Seller has received no written notice of any threatened or pending litigation against Seller or affecting the Real Property which would materially and adversely affect the Real Property or Seller’s capacity to perform under this Agreement;

(e)           Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code; and

(f)            To Seller’s knowledge, Seller has received no written notice from any governmental authority that any of the improvements located on the Real Property are presently in violation of any applicable building codes, zoning or land use laws, or other law, order, ordinance, rule or regulation affecting the Real Property.

As used herein, the term “Seller’s knowledge” or words of similar effect shall mean the current actual, subjective knowledge of (i) Patricia Lowenstam, Vice President Human Resources, Operations, Health, Safety and Environment, (ii) Elizabeth Hougen, Vice President Finance and (iii) Grantland E. Bryce, Vice President Legal and General Counsel.  Neither Patricia Lowenstam, Elizabeth Hougen or Grantland Bryce nor any party other than Seller shall bear responsibility for any breach of representation.  Notwithstanding the foregoing, an officer of Isis identified above charged with responsibility for the aspect of the business relevant or related to the matter at issue will be deemed to have knowledge of a particular matter if, in the reasonable exercise of his or her duties and responsibilities, such officer should have known of such matter.

Section 4.2            Seller’s Covenants.  Seller hereby covenants and agrees as follows:

(a)           during the Contract Period, Seller shall ensure that the Property is operated and maintained in a manner consistent with current practices and maintain reasonable and customary levels and coverages of insurance and Seller shall not create or acquiesce in the creation of liens or exceptions to title other than the Permitted Exceptions or voluntarily take any action (other than as may be permitted pursuant to subparagraphs (b) and (c) of this Section 4.2) to render any of the representations or warranties of Seller set forth in Section 4.1 materially incorrect; and

(b)           during the Contract Period, Seller will not execute or modify any Leases or other contracts, (i) without promptly notifying Buyer thereof and providing Buyer with copies of the relevant contract documents, and (ii) as to any Lease or other contract (or modification thereof) executed during the period between the expiration of the Inspection Period and the Closing Date, without Buyer’s prior approval, which approval shall not be unreasonably withheld and shall be deemed given if Buyer should fail to approve or disapprove any such matter in writing within 5 days following Seller’s request for such action.

(c)           Notwithstanding anything to the contrary contained in this Section 4.2, Seller is permitted to grant Electronic Online Systems International (“EOS”) a non-exclusive easement to the parking spaces depicted on Schedule 4.2(c), solely in connection with the sale of the property located at 2292 Faraday Avenue, Carlsbad, CA 92008 (“2292 Faraday”); provided, however, that if Seller does not ultimately sell 2292 Faraday to EOS, this exception to Section 4.2 will become null and void.

Section 4.3            Buyer’s Warranties and Representations.  Buyer hereby represents and warrants to Seller that (a) Buyer has and as of the Closing Date shall have, full power and lawful authority to enter into and carry out the terms and conditions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, (b) all actions necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement to be executed on behalf of Buyer or its assignee have been taken, (c) Buyer has received no written notice of any threatened or pending litigation which would materially and adversely affect Buyer’s capacity to perform under this Agreement, (d) Buyer has received a SBA approval letter from a reputable financial institution in an amount that will allow Buyer to satisfy its obligation to pay the Purchase Price; and (e) Buyer believes that, unless matters having a material adverse economic effect on the Property are discovered by Buyer during the Inspection Period, the Purchase Price as set forth in Section 2.2 above is a fair and reasonable price to pay for the Property.  Buyer warrants and represents to Seller that Buyer will not attempt to renegotiate the Purchase Price unless such matters having a material adverse economic effect on the Property are discovered by Buyer during the Inspection Period.

Section 4.4            Limitations.

(a)           The parties agree that (i) Seller’s warranties and representations contained in this Agreement and in any document executed by Seller pursuant to this Agreement shall survive Buyer’s purchase of the Property only for a period of 180 days after the Closing Date (the “Limitation Period”), (ii) Seller’s aggregate liability for claims arising out of such representations and warranties shall not exceed $500,000.00 and (iii) Buyer shall provide actual written notice to Seller of any breach of such warranties or representations and shall allow Seller 30 days within which to cure such breach, or, if such breach cannot reasonably be cured within 30 days, an additional reasonable time period, so long as such cure has been commenced within such 30 days and diligently pursued.  If Seller fails to cure such breach after actual written notice and within such cure period, Buyer’s sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within the Limitation Period; provided, however, that if within the Limitation Period Buyer gives Seller written notice of such a breach and Seller commences to cure and thereafter terminates such cure effort, Buyer shall have an additional 30 days from the date of such termination within which to commence an action at law for damages as a consequence of Seller’s failure to cure.  The Limitation Period referred to herein shall apply to known as well as unknown breaches of such warranties or representations.

(b)           Notwithstanding any contrary provision of this Agreement, if Seller becomes aware during the Contract Period of any matters which make any of its representations or warranties untrue, Seller shall promptly disclose such matters to Buyer in writing.  In the event that Seller so discloses any matters which make any of Seller’s representations or warranties untrue in any material respect or in the event that Buyer otherwise becomes aware during the Contract Period of any matters which make any of Seller’s representations or warranties untrue in any material respect, Seller shall bear no liability for such matters (provided that Seller has not breached an express covenant set forth in this Agreement), but Buyer shall have the right to elect in writing on or before the Closing Date, (i) to waive such matters and complete the purchase of the Property in accordance with the terms of this Agreement, or (ii) as to any matters disclosed following the expiration of the Inspection Period, to terminate this Agreement and receive a refund of the Deposit and any earnings thereon, plus reimbursement from Seller for Buyer’s reasonable out of pocket costs incurred in connection with the negotiation of this Agreement, Buyer’s diligence with respect to the Property, and Buyer’s actions in furtherance of the transactions contemplated by this Agreement (provided that said sum recoverable as reimbursement shall not exceed $25,000).  Buyer’s delivery of the Additional Deposit shall constitute Buyer’s conclusive agreement to accept or waive any such matters disclosed to Buyer prior to the close of the Inspection Period.

Section 4.5            Indemnifications.  Subject to the foregoing limitations and the provisions of Sections 6.3, 6.4 and 7.12:

(a)           Seller shall indemnify and defend Buyer against and hold Buyer harmless from any and all claims, liabilities, losses, damage, costs and expenses, including, without limitation, all reasonable attorneys’ fees, asserted against or suffered by Buyer resulting from (i) any breach by Seller of this Agreement, and (ii) the untruth, inaccuracy or breach of any of the representations and warranties made by Seller pursuant to this Agreement.

(b)           Buyer shall indemnify and defend Seller against and hold Seller harmless from any claim, loss, damage, or expense, including any reasonable attorneys fees, asserted against or suffered by Seller resulting from (i) any breach by Buyer of this Agreement, (ii) the untruth, inaccuracy or breach of any of the representations or warranties made by Buyer pursuant to this Agreement, and (iii) any liability or obligation arising in connection with the Property accruing following the Closing Date.

ARTICLE V

DEPOSIT

Within 5 business days following the mutual execution of this Agreement by Buyer and Seller, Buyer shall deliver to Title Company, for deposit into such escrow, the sum of $50,000.00 (the “Initial Deposit”).  On or before the expiration of the Inspection Period, Buyer shall deliver to Title Company the additional sum of $150,000.00 (the “Additional Deposit”), which, together with the Initial Deposit, shall be referred to in this Agreement as the “Deposit”.  In the event that this transaction is consummated as contemplated by this Agreement, then the entire amount of the Deposit, together with any interest accrued thereon, shall be credited against the Purchase Price.  The entire amount of the Deposit, together with any interest accrued thereon, shall be returned immediately to Buyer in the event of the failure of any of the conditions precedent set forth in Section 3.1(a) above or in the event that (a) the conditions precedent set forth in Section 2.4 or 3.1(b) shall have been satisfied or waived, (b) Buyer shall have performed fully or tendered performance of its obligations hereunder and (c) Seller shall be unable or fail to perform its obligations, under this Agreement.  IN ALL OTHER EVENTS, THE ENTIRE AMOUNT OF THE DEPOSIT, PLUS ACCRUED INTEREST, SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES.  BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER’S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT PLUS ACCRUED INTEREST IS THE PARTIES’ BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT.  BUYER AND SELLER AGREE THAT SELLER’S RIGHT TO RETAIN THE DEPOSIT PLUS ACCRUED INTEREST SHALL BE THE SOLE REMEDY OF SELLER AT LAW IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY BUYER.  THE FOREGOING, HOWEVER, IS A LIQUIDATED MEASURE OF DAMAGES FOR THE SPECIFIED BREACH ONLY, AND SHALL NOT LIMIT BUYER’S LIABILITY UNDER SECTIONS 2.3, 4.5 OR 7.9 OF THIS AGREEMENT.

ACCEPTED AND AGREED TO:

Seller	Buyer

ARTICLE VI

ESCROW AND CLOSING

Section 6.1            Escrow Arrangements.  An escrow for the purchase and sale contemplated by this Agreement has been opened by Buyer and Seller with Title Company.  On or before the Closing Date, Seller and Buyer shall each deliver escrow instructions to Title Company consistent with this Article VI, and the parties shall deposit in escrow the funds and documents described below.

(a)           Seller shall deposit (or cause to be deposited):

(i)            a duly executed and acknowledged grant deed in favor of Buyer from Seller with respect to the Real Property in the form attached to this Agreement as Exhibit E (the “Deed”);

(ii)           a duly executed bill of sale with respect to the Personal Property in the form attached to this Agreement as Exhibit F (the “Bill of Sale”);

(iii)         a duly executed counterpart of an assignment and assumption of Seller’s interest in the Intangible Property in the form attached to this Agreement as Exhibit G (the “Assignment of Intangible Property”);

(iv)          a certificate from Seller certifying the information required by §§ 18662 of the California Revenue and Taxation Code and the regulations issued thereunder to establish that the transaction contemplated by this Agreement is exempt from the tax withholding requirements of such provisions (the “California Certificate”); and

(v)            a certificate from Seller certifying the information required by §1445 of the Internal Revenue Code and the regulations issued thereunder to establish, for the purposes of avoiding Buyer’s tax withholding obligations, that Seller is not a “foreign person” as defined in Internal Revenue Code § 1445(f)(3) (the “FIRPTA Certificate”); and

(b)           Buyer shall deposit:

(i)            immediately available funds sufficient to pay the balance of the Purchase Price, plus sufficient additional cash to pay Buyer’s share of all escrow costs and closing expenses;

(ii)           a duly executed counterpart of the Assignment of Intangible Property; and

(iii)         a certificate duly executed by Buyer in favor of Seller confirming the waivers and acknowledgments set forth in Sections 2.3(a) and (b) above.

Section 6.2            Closing.  Title Company shall close escrow by:

(a)           recording the Deed;

(b)           causing Title Company to issue the Title Policy to Buyer;

(c)           delivering to Buyer the Bill of Sale, the FIRPTA Certificate, the California Certificate and the counterpart Assignment of Intangible Property executed by Seller; and

(d)           delivering to Seller the counterpart Assignment of Intangible Property executed by Buyer and the certificate described in Section 6.1(b)(iv) above, and funds in the amount of the Purchase Price, as adjusted for credits, prorations and closing costs in accordance with this Article VI.

Section 6.3            Prorations.

(a)           Real estate taxes and assessments constituting a lien and allocable to the payment period that includes the Closing Date, personal property taxes, if any, rental income and all other items of income and expense with respect to the Property shall be prorated between Seller and Buyer as of the Closing Date.  Income and expenses shall be prorated on the basis of a 30-day month and on the basis of the accrual method of accounting.  All such items attributable to the period through and including the Closing Date shall be credited to Seller; all such items attributable to the period following the Closing Date shall be credited to Buyer.  Buyer shall be credited in escrow with (i) any portion of rental agreement or lease deposits in Seller’s possession with respect to the Property which are refundable to the tenants and (ii) rent prepaid beyond the Closing Date.  Buyer shall not be entitled to any interest on rental agreement or lease deposits or prepaid rent accrued on or before the Closing Date.  Seller shall be credited in escrow with any refundable deposits or bonds held by any utility, governmental agency or service contractor with respect to the Property.  Seller shall also be credited in escrow with any prepaid real estate taxes and assessments allocable to the period after the Closing Date.  In addition, Seller shall be credited in escrow with any leasing commissions, free rental periods or tenant improvement or other allowances paid or incurred by Seller during the Contract Period to the extent such amounts (x) were disclosed in the copies of the Leases delivered to Buyer or were otherwise disclosed to Buyer during the Inspection Period, and (y) are equitably allocable to that portion of the stabilized term (i.e., the term following the tenant’s entry into occupancy and commencement of unabated rental obligations) of any new or existing Lease of the Property following the Closing Date.  To the extent disclosed to Buyer by Seller, Buyer shall assume all obligations for any such leasing commissions, free rental periods or tenant improvement or other allowances payable following the Closing Date.

(b)           Buyer and Seller shall cooperate to produce prior to the Closing Date a schedule of prorations to be made on and after the Closing Date as complete and accurate as reasonably possible.  With respect to taxes or other expenses payable or reimbursable by the tenants of the Property, the amounts prorated between Buyer and Seller shall be the net amounts (if any) not subject to payment or reimbursement by the tenants.  All prorations which can be liquidated accurately or reasonably estimated as of the Closing Date shall be made in escrow on the Closing Date.  All other prorations, and adjustments to initial estimated prorations, shall be made by the parties with due diligence and cooperation within 30 days following the Closing Date, or such later time as may be required to obtain necessary information for proration, by immediate cash payment to the party yielding a net credit from such prorations from the other party.

Section 6.4            Other Closing Costs.

(a)           Seller shall pay (i) any county documentary transfer or transaction taxes or fees due on the transfer of the Property, (ii) fifty percent (50%) of any city documentary transfer or transaction taxes or fees due on the transfer of the Property, (iii) fifty percent (50%) of all escrow, recording or other fees or costs charged by or reimbursable to Title Company, (iv) the CLTA portion of the title insurance premium for the Title Policy (but only for a liability amount equal to the Purchase Price), (v) all fees and expenses of its legal counsel and other third party consultants engaged by or on behalf of Seller in connection with this transaction and (vi) any prepayment fees or penalties, if any, to pay off existing mortgages affecting the Property.

(b)           Buyer shall pay (i) balance of the premium for the Title Policy (including costs of endorsements, extended coverage and related survey costs), (ii) fifty percent (50%) of all escrow, recording or other fees or costs charged by or reimbursable to Title Company, (iii) any sales or use taxes determined to be payable in connection with this transaction, (iv) fifty percent (50%) of any city documentary transfer or transaction taxes or fees due on the transfer of the Property, (v) the cost of the Survey, (vi) all fees and expenses of its legal counsel and other third party consultants engaged by or on behalf of Buyer in connection with this transaction, and (vi) the balance of the premium for the Title Policy (including costs of endorsements, extended coverage and related survey costs.

(c)           Any costs and expenses of closing that are not expressly identified in subparagraph (a) or (b) above shall be allocated between the parties in accordance with prevailing custom in San Diego County.

Section 6.5            Further Documentation.  At or following the close of escrow, Buyer and Seller each shall execute any certificate or other instruments required by law or local custom or otherwise reasonably requested by the other party to effect the transaction contemplated by this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1            Damage or Destruction.

(a)           Buyer shall be bound to purchase the Property for the Purchase Price as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the improvements on the Real Property or condemnation by right of eminent domain, provided that the occurrence of any damage or destruction is (i) covered by insurance (excepting deductibles), or (ii) if not covered by insurance, involves repair costs of $250,000 or less.  If Buyer is so bound to purchase notwithstanding the occurrence of damage, destruction or condemnation, upon the close of escrow: (A) in the event of damage covered by insurance, Buyer shall receive a credit against the Purchase Price in the amount (net of collection costs) of any insurance proceeds or condemnation award collected and retained by Seller as a result of any such damage or destruction or condemnation and Seller shall assign to Buyer all rights to such insurance proceeds or condemnation awards as shall not have been collected prior to the close of escrow; and (B) in the event of damage not covered by insurance, Buyer shall receive a credit (not to exceed $250,000) in the amount of the estimated cost to repair the damage.

(b)           Buyer or Seller may terminate this Agreement by written notice of election given promptly to the other party following the event if there occurs damage or destruction not covered by insurance which involves repair costs in excess of $250,000.

Section 7.2            Brokerage Commissions and Finder’s Fees.  Except for Lannie R. Allee of CB Richard Ellis and Kent Moore of Grubb & Ellis/BRE, each party to this Agreement warrants to the other that no person or entity can properly claim a right to a real estate commission, real estate finder’s fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, “Real Estate Compensation”) based upon the acts of that party with respect to the transaction contemplated by this Agreement.  Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys’ fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such acts.  Seller will be responsible for paying any Real Estate Compensation to CB Richard Ellis and Grub & Ellis per separate agreement.

Section 7.3            Successors and Assigns.  Buyer may not assign any of Buyer’s rights or duties hereunder without the prior written consent of Seller, which consent will not be unreasonably withheld; provided that Buyer may assign this Agreement (a) to an entity affiliated with Buyer which has, in Seller’s reasonable judgment, the financial capacity to perform the obligations of Buyer hereunder, or (b) to an entity directly or indirectly owned by the principals of Buyer, which is controlled by the principals of Buyer.  No assignment by Buyer shall relieve Buyer of its obligations under this Agreement.  Subject to the limitations on assignment expressed in this Section 7.3, this Agreement shall be binding upon, and inure to the benefit of, Buyer and Seller and their respective successors and assigns.

Section 7.4            Notices.  All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by United States Postal Service, postage prepaid or certified mail, return receipt requested, by any nationally known overnight delivery service, by courier, or in person.  All notices shall be deemed to have been given forty-eight (48) hours following deposit in the United States Postal Service or upon personal delivery if sent by overnight delivery service, courier or personally delivered.  All notices shall be addressed to the party at the address below:

To Seller:	Patricia Lowenstam
VP Human Resources and Operations
Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA 92008

with a copy to:	General Counsel
Fax: 760-268-4922

To Buyer:

Attn:

and with a copy to:	The Roth Law Firm
A Professional Law Corporation
11770 Bernardo Plaza Court
Suite 315
San Diego, CA 92128
Fax: 858-451-3643

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 7.4.  The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.  Any notice to be given by any party hereto may be given by the counsel for such party.

Section 7.5            Time.  Time is of the essence of every provision contained in this Agreement.

Section 7.6            Possession.  The rights of possession of the Property (subject to the Leases) shall be delivered to Buyer on the Closing Date.

Section 7.7            Incorporation by Reference.  All of the exhibits attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

Section 7.8            No Deductions or Off-Sets.  Buyer acknowledges that the Purchase Price to be paid for the Property pursuant to this Agreement is a net amount and shall not be subject to any off-sets or deductions.

Section 7.9            Attorneys’ Fees.  In the event any dispute between Buyer and Seller should result in litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation, including, without limitation, reasonable attorneys’ fees.

Section 7.10         Construction.  The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

Section 7.11         Governing Law.  This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of California.

Section 7.12         Damages.  Buyer agrees that any liability of Seller under any claim brought prior to the Closing Date pursuant to this Agreement or any document or instrument delivered simultaneously or in connection with, or pursuant to this Agreement, shall be limited solely to its interest in the Property, and no other assets of Seller shall be subject to levy or execution.  With respect to any such claim brought following the Closing Date, any liability of Seller shall be limited to Seller’s assets and to the amount set forth in clause (ii) of Section 4.4 above.  In no event shall Buyer seek satisfaction for any such obligation from any of Seller’s members or from any members, shareholders, officers, directors, trustees, beneficiaries, employees, agents, legal representatives, successors or assigns of such members, nor shall any such person or entity have any personal liability for any such obligations of Seller.

Section 7.13         Confidentiality.  Each Party hereby acknowledges and agrees that the existence of this Agreement, and the terms and conditions set forth herein, are to be kept strictly confidential.  Accordingly, except as may be required by law or court order, each Party shall not, without the prior written consent of the other Party, release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any information concerning this Agreement or the transaction contemplated herein to any person or entity other than Buyer’s prospective lenders and each Party’s respective legal and financial advisors, each of whom shall agree to hold such information strictly confidential as if such persons were bound by the provisions of this Section 7.13.  The obligations of this Section 7.13 will not apply to information that the receiving party can establish by written records (a) was known by it prior to the receipt of the confidential information from the disclosing Party; (b) was disclosed to the receiving Party by a third party having the right to do so; (c) was, or subsequently became, in the public domain through no fault of the receiving Party, its officers, directors, employees or agents; (d) was disclosed on a confidential basis to such Party’s accountants, attorneys and other professional advisors in connection with the transactions contemplated by this Agreement; or (e) was disclosed by the receiving Party pursuant to any judicial, governmental or stock exchange request, requirement or order, so long as the receiving party provides the disclosing party with sufficient prior notice in order to allow the disclosing party to contest such request, requirement or order

Section 7.14         Counterparts.  This Agreement may be executed in one or more counterparts.  All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

Section 7.15         Tax Deferred Exchange.  Upon the request of either party (the “Requesting Party”) to this Agreement, the other party (the “Non-Requesting Party”) at no cost or expense to the Non-Requesting Party agrees to reasonably cooperate with the Requesting Party in consummating the sale of the Property as part of a simultaneous or non-simultaneous tax-deferred exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, provided that (i) the Non-Requesting Party shall not be required to take title to any property other than the Property, and (ii) the Closing Date shall not be delayed or extended thereby.  The Requesting Party shall have the right to assign its rights and obligations hereunder to an accommodation entity (the “Intermediary”), who will cause the Closing to occur on the Requesting Party’s behalf.  All of the Requesting Party’s liabilities, representations and warranties under this Agreement shall remain those of the Requesting Party and the Non-Requesting Party shall not seek recourse against the Intermediary with respect to such liabilities or for the breach of any such representations or warranties.  Performance by an Intermediary in effectuating an exchange will be treated as if such performance were made by the Requesting Party, and the Requesting Party shall remain the primary obligor for the full and timely performance of all obligations of the Requesting Party under this Agreement.  In the event of any breach of such representations, warranties, covenants, or other obligations, the Non-Requesting Party shall proceed directly against the Requesting Party.  The Non-Requesting Party shall not be required to assume any liabilities as a result of the exchange transaction that are in addition to those which would exist if the transaction were effectuated as a sale by the Requesting Party and not effectuated as an exchange.  The Requesting Party hereby agrees to indemnify, defend (with counsel reasonably satisfactory to the Non-Requesting Party) and hold harmless the Non-Requesting Party from and against any and all claims, loss, cost, damage, or expense (including, without limitation, reasonable attorneys’ fees) incurred by the Non-Requesting Party and arising out of or relating to the Non-Requesting Party’s participation in the Exchange.

[Remainder of Page Intentionally Left Blank]

Section 7.16         Entire Agreement.  This Agreement and the attached exhibits, which are by this reference incorporated herein, and all documents in the nature of such exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first written above.

SELLER:	ISIS PHARMACEUTICALS, INC.

	By:	/s/ B. Lynne Parshall
B. Lynne Parshall
Executive Vice President, CFO & Director

BUYER:	ELECTRO SURFACE TECHNOLOGY, INC.

	By:	/s/ Hiroo Kirpalani
Name: Hiroo Kirpalani
Title: President

1

EXHIBIT A

DISCLOSURE STATEMENT

None

EXHIBIT B

PROPERTY DESCRIPTION

EXHIBIT D

LIST OF SERVICE AND EQUIPMENT CONTRACTS

[To be provided by Isis prior to execution of Agreement]

EXHIBIT E

DEED

Assessor’s Parcel No.

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

MAIL TAX STATEMENTS TO:

The undersigned grantor declares:

Documentary transfer tax is:

☐            computed on full value of property conveyed, or

☐            computed on full value less value of liens and encumbrances.

GRANT DEED

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, ISIS PHARMACEUTICALS, INC., a Delaware Corporation, HEREBY GRANTS to Electro Surface Technology, Inc., a California Corporation, all that real property in San Diego County, California, described as follows:

SEE APPENIX “A” ATTACHED HERETO AND BY THIS REFERENCE INCORPORATED HEREIN.

This conveyance is made subject to all liens and encumbrances of record.

GRANTOR:

ISIS PHARMACEUTICALS, INC.

By:
B. Lynne Parshall
Executive Vice President, CFO & Director

Date:  September     , 2005

MAIL TAX STATEMENTS AS DIRECTED ABOVE

STATE OF CALIFORNIA	)	CAPACITY CLAIMED BY SIGNER
) ss.	Though statute does not require the Notary
COUNTY OF	)	to fill in the data below, doing so may
prove invaluable to persons relying on the
document.

On , before me, ,	☐	Individual
Personally appeared (name of witness),	☐	Corporate Officer(s)

☐	personally known to me	☐	Partner(s)	☐	Limited
-or-	☐	General
☐	proved to me on the basis of satisfactory evidence	☐	Attorney-in-Fact

to be the person whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity, and that by his/her/their signature(s) on the instrument the person(s) or the entity upon behalf of which the person(s) acted, executed the instrument.

☐	Trustee(s)
☐	Guardian/Conservator
☐	Other:

Witness my hand and official seal.	SIGNER IS REPRESENTING:
Name of person(s) or entity(ies)

Signature of the Notary

This certificate must be attached to the	Title or Type of Document:
document described at right:	Number of Pages:	Date of Document:
Signer other than named above:

EXHIBIT F

BILL OF SALE

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby expressly acknowledged, ISIS PHARMACEUTICALS, INC., a Delaware corporation (“Seller”), hereby assigns, transfers and conveys to Electro Surface Technology, Inc. (“Buyer”), WITHOUT WARRANTY, EXPRESS OR IMPLIED, all of Seller’s right, title and interest in and to that certain personal property described in the attached Schedule 1 (the “Personal Property”).  The foregoing conveyance is made pursuant to, and is subject to the terms and conditions of, that certain Agreement for Purchase and Sale of 2280 Faraday Avenue, San Diego, CA dated as of June 28, 2005, by and between Seller and Buyer.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of                               , 20    .

SELLER:

ISIS PHARMACEUTICALS, INC.

By:
B. Lynne Parshall
Executive Vice President, CFO & Director

SCHEDULE 1

(Attach list of personal property)

APPENDIX A

[Attach legal description of real property]

EXHIBIT G

ASSIGNMENT OF INTANGIBLE PROPERTY

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby expressly acknowledged, ISIS PHARMACEUTICALS, INC., a Delaware corporation (“Assignor”), hereby assigns, transfers and conveys to Electro Surface Technology, Inc., a California corporation (“Assignee”), all of Assignor’s right, title and interest in and to the Intangible Property, as those terms are defined in that certain Agreement for Purchase and Sale of 2280 Faraday Avenue, Carlsbad, CA dated June28, 2005 (the “Agreement”), entered into by and between Assignor, as “Seller,” and Assignee, as “Buyer.”

In accordance with the Agreement, Assignee hereby assumes all obligations of owner of the Intangible Property arising on or after the date of this Assignment (collectively, the “Assigned Obligations”).

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment of Intangible Property as of September     , 2005

ASSIGNOR:	ISIS PHARMACEUTICALS, INC.

By:
B. Lynne Parshall
Executive Vice President, CFO & Director

ASSIGNEES:

By:
Its:

SCHEDULE 2.3(A)

ANALYTICAL METHODS FOR CORE TEST

EPA 8015M for Non-Halogenated Organics

EPA 8260B for Volatile Organic Compounds (VOC’s)

EPA 8270C for Semi-Volatile Organic Compounds

SCHEDULE 4.2(C)

PARKING SPACES SUBJECT TO EASEMENT